Exhibit 10.1

Schedules A-1, A-2 and A-3 have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted schedule to the Securities and Exchange Commission or its staff upon request.

Certain portions of this exhibit (indicated by “[Separately Provided]”) have been omitted in accordance with Regulation S-K Item 601(b)(10)(iv) because the omitted information is not material and is the type of information that the registrant customarily and actually treats as private or confidential. The Company agrees to furnish an unredacted copy of the exhibit to the SEC upon its request.

EXCHANGE AGREEMENT

BY AND AMONG

LIBERTY MEDIA CORPORATION,

JOHN C. MALONE

AND

THE PERSONS NAMED HEREIN

Dated as of November 4, 2026

TABLE OF CONTENTS

i

Schedule A-1	Exchanged Shares (shareholder holdings and exchange consideration) [Omitted]
Schedule A-2	Warehoused No-Vote Shares (including related Adjustment Shares) [Omitted]
Schedule A-3	Initial Shareholders’ Representative and Backup Shareholders’ Representative (identities and contact information) [Omitted]
Schedule B	“Specified Benefits”

ii

This EXCHANGE AGREEMENT (this “Agreement”) is made and entered into as of November 4, 2026, by and among Liberty Media Corporation, a Nevada corporation (the “Company”), John C. Malone, in his individual capacity, each of the Persons set forth on Schedule A-1 hereto (each such Person, a “Shareholder” and, collectively, the “Shareholders”) and the Person designated as the “Initial Shareholders’ Representative” on Schedule A-3 hereto, solely in such Person’s capacity as the Shareholders’ Representative pursuant to Section 8.11.

WHEREAS, as of the date hereof, the Company has shares of Series A Common Stock of the Company, $0.01 par value per share (the “Low-Vote Stock”), shares of Series B Common Stock of the Company, $0.01 par value per share (the “High-Vote Stock”), and shares of Series C Common Stock of the Company, $0.01 par value per share (the “No-Vote Stock” and, together with the Low-Vote Stock and the High-Vote Stock, the “Company Common Stock”), in each case, issued and outstanding;

WHEREAS, as of the date hereof, each Shareholder is the record holder of, or beneficially owns, shares of High-Vote Stock, Low-Vote Stock and No-Vote Stock in the numbers set forth opposite such Shareholder’s name on Schedule A-1 hereto under the headings “Existing High-Vote Stock”, “Existing Low-Vote Stock” and “Existing No-Vote Stock”, respectively;

WHEREAS, as of the date hereof, the Malone Revocable Trust holds 47,297 shares of No-Vote Stock (collectively, the “Warehoused No-Vote Shares”) that may be exchanged for shares of High-Vote Stock in certain circumstances pursuant to the Existing Exchange Agreement;

WHEREAS, subject to and in accordance with the terms and conditions set forth herein, the parties desire that shares of High-Vote Stock in the number set forth opposite each Shareholder’s name on Schedule A-1 hereto under the heading “Existing High-Vote Stock” be exchanged for shares of Low-Vote Stock and No-Vote Stock in the numbers set forth opposite such Shareholder’s name on Schedule A-1 hereto under the headings “Received Low-Vote Stock” and “Received No-Vote Stock”, respectively;

WHEREAS, subject to and in accordance with the terms and conditions set forth herein, the parties desire that the Warehoused No-Vote Shares remain outstanding and that, immediately following the Exchange, the Company issue to the Malone Revocable Trust shares of Low-Vote Stock and No-Vote Stock in the numbers set forth opposite the name of the Malone Revocable Trust on Schedule A-2 hereto under the headings “Low-Vote Adjustment Shares” and “No-Vote Adjustment Shares”, respectively (collectively, the “Adjustment Shares”);

WHEREAS, the board of directors of the Company (the “Board”) has established a special committee of the Board, consisting solely of independent and disinterested directors for purposes of Nevada law (the “Special Committee”), for the purpose of negotiating, reviewing, evaluating, approving (or recommending for approval) or rejecting, among other things, the terms of an exchange of the shares of High-Vote Stock held by the Shareholders and the other transactions contemplated hereby;

WHEREAS, the Special Committee has unanimously (i) approved this Agreement, the Exchange and the other transactions contemplated by this Agreement; (ii) declared that this Agreement, the Exchange and the other transactions contemplated by this Agreement are advisable, fair to, and in the interests of, the Company; and (iii) resolved to authorize, empower and direct the Company to enter into this Agreement and consummate the transactions contemplated hereby;

WHEREAS, each of the parties hereto intends for U.S. federal income tax purposes that (a) this Agreement constitutes, and is hereby adopted as, a “plan of reorganization” within the meaning of Section 368 of the Internal Revenue Code of 1986 (the “Code”) and the U.S. Department of the Treasury regulations promulgated thereunder, (b) the Exchange will qualify as a “reorganization” within the meaning of Section 368(a)(1)(E) of the Code and an exchange described in Section 1036(a) of the Code, (c) the issuance of the Adjustment Shares to the Malone Revocable Trust in respect of the Warehoused No-Vote Shares, taking into account the Malone Revocable Trust’s rights pursuant to the Existing Exchange Agreement, will qualify as a “reorganization” within the meaning of Section 368(a)(1)(E) of the Code, and (d) the Company will be “a party to a reorganization” within the meaning of Section 368(b) of the Code (clauses (a) through (d), collectively, the “Exchange Intended Tax Treatment”);

WHEREAS, the Company, Malone and the Malone Revocable Trust are parties to the Existing Exchange Agreement; and

WHEREAS, in connection with the transactions contemplated hereby, the parties desire to terminate the Existing Exchange Agreement, subject to and in accordance with the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants, agreements and conditions set forth in this Agreement, the Company, Malone, the Shareholders’ Representative and the Shareholders agree as follows:

ARTICLE I
DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

“Action” has the meaning set forth in Section 5.5(A).

“Adjustment Shares” has the meaning set forth in the Recitals.

“Affiliate” means, with respect to any Person, another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise; provided that, notwithstanding anything to the contrary herein, for purposes of this Agreement: (a) none of the Shareholders or any of their respective Affiliates or any Malone Family-Related Persons shall be deemed to be an Affiliate of the Company or any of its Subsidiaries (or vice versa) and (b) no Malone Commercial Affiliate shall be deemed to be an Affiliate of the Company or any of its Subsidiaries or of any Shareholder or Malone Family-Related Person (or vice versa).

“Agreement” has the meaning set forth in the Preamble.

“Backup Shareholders’ Representative” shall be the Person designated as such on Schedule A-3.

“beneficially own” and “beneficial ownership” shall have the meanings ascribed to such terms in Rule 13d-3 under the Exchange Act, except that such terms shall also include options, warrants, swaps, derivatives, convertible securities, stock appreciation rights and other rights or instruments, whether real or synthetic.

“Board” has the meaning set forth in the Recitals.

“Business Day” means any day other than a day on which commercial banks in the State of New York or the State of Nevada are authorized or obligated by Law to remain closed.

“Closing” has the meaning set forth in Section 2.1.

“Closing Date” has the meaning set forth in Section 2.1.

“Code” has the meaning set forth in the Recitals.

“Company” has the meaning set forth in the Preamble.

“Company Articles of Incorporation” has the meaning set forth in Section 3.3.

“Company Bylaws” has the meaning set forth in Section 3.3.

“Company Common Stock” has the meaning set forth in the Recitals.

“Company Released Claims” has the meaning set forth in Section 5.6(B).

“Company Released Parties” has the meaning set forth in Section 5.6(B).

“Company Releasor(s)” has the meaning set forth in Section 5.6(A).

“Company RSUs” has the meaning set forth in Section 3.2(A).

“Company Stock Plans” means the Liberty Media Corporation 2017 Omnibus Incentive Plan and the Liberty Media Corporation 2022 Omnibus Incentive Plan.

“Company Tax Counsel” means Skadden, Arps, Slate, Meagher & Flom LLP.

“Contract” means any written or oral agreement, contract, subcontract, settlement agreement, lease, sublease, permit, concession, note, option, bond, mortgage, guarantee, indenture, trust document, loan or credit agreement, license, sublicense, insurance policy or other binding agreement, commitment, instrument, arrangement, understanding, obligation or undertaking of any nature.

“Encumbrances” means any and all liens, security interests, claims, pledges, hypothecations, encumbrances, assessments, options, deeds of trust, judgments, voting trusts, charges and other similar restrictions.

“Enforceability Exceptions” means (a) applicable bankruptcy, insolvency, fraudulent conveyance, moratorium and other similar Laws and (b) general principles of equity, including equitable defenses and limits as to the availability of equitable remedies, whether such principles are considered in a proceeding at Law or in equity.

“Exchange” has the meaning set forth in Section 2.2(A)(1).

“Exchange Act” means the Securities Exchange Act of 1934, and the rules and regulations promulgated thereunder.

“Exchange Intended Tax Treatment” has the meaning set forth in the Recitals.

“Exchange Ratio” means, for each share of High-Vote Stock exchanged pursuant to the Exchange, 2.34 shares of No-Vote Stock and 0.26 shares of Low-Vote Stock.

“Exchanged Shares” means the Existing High-Vote Shares.

“Existing Exchange Agreement” means the Exchange Agreement, dated as of July 28, 2021, by and among Malone, the Malone Revocable Trust and the Company.

“Existing High-Vote Shares” has the meaning set forth in Section 2.2(A)(1).

“Financial Advisor Opinion” has the meaning set forth in Section 3.5.

“Governmental Authority” means any (a) regional, federal, state, provincial, local, foreign or international government, governmental or quasi-governmental authority, regulatory authority or administrative agency or (b) court, tribunal, arbitrator, arbitral body (public or private) or self-regulatory organization, including any stock exchange.

“Governmental Order” means any order, ruling, writ, judgment, injunction, decree, stipulation, approval, authorization, award, decision or other determination of any Governmental Authority.

“High-Vote Stock” has the meaning set forth in the Recitals.

“Indemnifiable Action” has the meaning set forth in Section 5.5(A).

“Indemnified Parties” has the meaning set forth in Section 5.5(A).

“Initial Press Release” has the meaning set forth in Section 5.2.

“Initial Shareholders’ Representative” shall be the Person designated as such on Schedule A-3.

“Intended Tax Treatment” means the Exchange Intended Tax Treatment and the Liberty Live Split-off Intended Tax Treatment.

“Law” means all applicable provisions of any law (including common law), statutes, constitutions, treaties, rules, regulations, ordinances, codes, in each case, of any Governmental Authority, or Governmental Orders.

“Liberty Live Split-off” means, collectively, the “First Contribution”, the “Second Contribution” and the “Redemption”, each as defined in the Reorganization Agreement.

“Liberty Live Split-off Intended Tax Treatment” means the tax treatment set forth in Section 2.2(b) of the Reorganization Agreement.

“Losses” has the meaning set forth in Section 5.5(A).

“Low-Vote Stock” has the meaning set forth in the Recitals.

“Malone” means John C. Malone, in his individual capacity.

“Malone Commercial Affiliate” means any Person (other than the Company, its Subsidiaries, any Malone Family-Related Person or any Shareholder) in which Malone or any other Malone Family-Related Person holds, or has at any time held, directly or indirectly, any equity, voting or other interest, or for which Malone or any other Malone Family-Related Person serves or has served as a director, officer, chair, manager or in any similar capacity. For the avoidance of doubt, each of the Persons described in Section 1.1 of the Shareholders Disclosure Letter shall constitute a Malone Commercial Affiliate.

“Malone Employment Agreement” means that certain Restated and Amended Employment Agreement, dated as of November 1, 1992, by and between Malone and the Company (as successor in interest to Tele-Communications, Inc.).

“Malone Family-Related Person” means any current, former or future (a) descendant of a parent of either John C. Malone or Leslie A. Malone (whether natural or adopted), (b) spouse of any Person described in clause (a) of this definition, (c) trust whose sole beneficiaries are one or more of the Persons described in clauses (a) or (b) of this definition and, in the case of a charitable remainder trust, a charitable beneficiary, (d) Qualified Charitable Organization established by, and under the exclusive control of, one or more of the Persons described in clauses (a) or (b) of this definition, (e) family partnership, limited liability company, or other estate-planning vehicle (each, a “Vehicle”) whose sole partners or members, as the case may be, are one or more of the Persons described in clauses (a) through (d) of this definition or are one or more other Vehicles for the sole benefit of the Persons described in clauses (a) through (d) of this definition, (f) heirs, executors, administrators, trustees, estates, beneficiaries, or Personal Representatives of any one or more of the Persons described in clauses (a) through (e) of this definition (in each case, solely in such capacity) and (g) corporation, limited partnership, limited liability company or other tax flow-through entity, the governing instruments of which provide that any one or more of the Persons described in clauses (a) through (f) of this definition has the exclusive power to direct the management and policies of such entity and of which the sole record and beneficial owners of stock, partnership interests, membership interests or any other equity interests are limited to such Persons; provided that, notwithstanding anything to the contrary herein, for purposes of this Agreement, none of the Company or any of its Subsidiaries shall be deemed to be a Malone Family-Related Person.

“Malone Indemnification Agreement” means the Amended and Restated Indemnification Agreement, dated March 6, 2019, by and between the Company and Malone.

“Malone Revocable Trust” means the John C. Malone 1995 Revocable Trust.

“Non-Recourse Party” has the meaning set forth in Section 8.14.

“No-Vote Stock” has the meaning set forth in the Recitals.

“Official Position” means position or service as a current or former director, officer, chairman, Chairman Emeritus, member of any committee of the Board, shareholder, trustee, fiduciary, advisor or other Representative of the Company or any of its Subsidiaries or any other Person at the Company’s request, or of any predecessor thereof.

“Outside Indemnitor” has the meaning set forth in Section 5.5(K).

“Permitted Encumbrances” means (a) Encumbrances arising under applicable securities Laws, (b) Encumbrances arising under this Agreement or the Existing Exchange Agreement and (c) Encumbrances created by or on behalf of the Company or any of its Subsidiaries.

“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

“Personal Representative” means the successor or legal representative (including a guardian, executor, administrator, conservator or agent under a general power of attorney) of a dead or incompetent Person. Without limiting the foregoing, with respect to a Person that is a trust or other entity, “Personal Representative” includes a successor, successor manager, successor director or successor trustee in the event of the death or incapacity of the trustee, manager or director, as applicable, of such trust or other entity.

“Protected Period” has the meaning set forth in Section 5.1(A).

“Qualified Charitable Organization” means a corporation, organization or other entity, transfers to which are deductible for federal income, gift and estate tax purposes under Section 170(c), Section 2522(a) and Section 2055(a) of the Code, respectively.

“Received Shares” means, collectively, (i) the shares of Low-Vote Stock and No-Vote Stock to be issued pursuant to the Exchange and (ii) the Adjustment Shares.

“Released Claims” has the meaning set forth in Section 5.6(B).

“Released Parties” has the meaning set forth in Section 5.6(B).

“Releasors” has the meaning set forth in Section 5.6(B).

“Reorganization Agreement” means the Reorganization Agreement, dated as of December 14, 2025, between the Company and Liberty Live Holdings, Inc.

“Representation Date” has the meaning set forth in Section 3.2(A).

“Representative” means, with respect to any Person, such Person’s directors, officers, managers, employees, agents, advisors, attorneys, accountants, members, partners, equityholders, estate, heirs, executors, administrators, trustees and Personal Representatives or similar representatives.

“Securities Act” means the Securities Act of 1933, and the rules and regulations promulgated thereunder.

“Shareholder” and “Shareholders” have the respective meanings set forth in the Preamble and include their respective successors and permitted assigns.

“Shareholder Released Claims” has the meaning set forth in Section 5.6(A).

“Shareholder Released Parties” has the meaning set forth in Section 5.6(A).

“Shareholder Releasor(s)” has the meaning set forth in Section 5.6(B).

“Shareholders Disclosure Letter” has the meaning set forth in the lead in to Article IV.

“Shareholders’ Representative” means the Initial Shareholders’ Representative or such other Person designated as such pursuant to the process set forth in Section 8.11.

“Special Committee” has the meaning set forth in the Recitals.

“Specified Benefits” has the meaning set forth in Section 5.1(A).

“Split-off Legal Comfort Opinion” means the written opinion of Company Tax Counsel, addressed to the Company, at a “will” level of comfort, to the effect that the Exchange and the issuance of the Adjustment Shares will not cause the Liberty Live Split-off to fail to qualify for the Liberty Live Split-off Intended Tax Treatment.

“Subsidiary” means, with respect to any Person, any other Person of which (i) fifty percent (50%) or more of the voting power of the outstanding voting securities or fifty percent (50%) or more of the economic interests of such other Person are directly or indirectly owned by the first Person or (ii) the first Person or any Subsidiary of the first Person is a general partner, managing member or sole or controlling member of such other Person; provided that no Malone Commercial Affiliate shall be deemed to be a Subsidiary of the Company or any of its Subsidiaries or any Shareholder or Malone Family-Related Person (and vice versa).

“Surviving Provisions” has the meaning set forth in Section 7.1(B).

“Tax” or “Taxes” means any U.S. federal, state, local, or non-U.S. tax, fee, assessment, duty, levy, withholding, impost or similar charge of any kind, each in the nature of a tax, including income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, statement, claim for refund, election, estimate, report, form and information return and any schedule, attachment or amendment thereto relating to Taxes.

“Warehoused No-Vote Shares” has the meaning set forth in the Recitals.

Section 1.2 Interpretation. When a reference is made in this Agreement to Articles, Sections or Schedules, such reference shall be to an Article or Section of, or Schedule to, this Agreement, unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The term “parties” shall mean the Company, Malone, the Shareholders’ Representative and the Shareholders, and the term “party” shall mean the Company, Malone, the Shareholders’ Representative or a Shareholder, as applicable. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. References to the “transactions contemplated by this Agreement”, the “transactions contemplated hereby” or the “transactions contemplated hereunder” shall be deemed to include, for the avoidance of doubt, the Exchange and the issuance of the Adjustment Shares. The word “will” shall be construed to have the same meaning as the word “shall”. The words “hereof”, “herein” and “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement. Except as otherwise specified, any reference to Law means such Law as amended, supplemented or otherwise modified from time to time. Except as otherwise specified, any reference to a contract, instrument or other document as of a given date means the contract, instrument, or other document as amended, supplemented, restated or otherwise modified from time to time in accordance with its terms. Words in the singular will be held to include the plural and vice versa and a word of one gender will be held to include the other genders as the context requires. The word “or” will not be exclusive. References to “dollars” and “$” mean U.S. dollars. The parties agree that this Agreement is the product of discussions and negotiations between the parties and their respective advisors, each of the parties was represented by counsel in connection therewith and, accordingly, this Agreement and any document generated in connection herewith shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any document to be drafted. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. Notwithstanding anything to the contrary herein, (a) the inclusion of any information in the Shareholders Disclosure Letter will not be deemed an admission or acknowledgment by any party that such information or any similar information is required to be listed in such Shareholders Disclosure Letter, that such information or any similar information is material to any party or the conduct of the business of any party, or that any breach, violation or liability exists or has occurred and (b) disclosure in any section of the Shareholders Disclosure Letter shall be deemed to be disclosed with respect to any other section of this Agreement to the extent that it is reasonably apparent from the face of such disclosure that such disclosure is applicable to such other section, notwithstanding the omission of a reference or cross reference thereto.

ARTICLE II
THE EXCHANGE; CLOSING

Section 2.1 Closing. The execution and delivery of this Agreement and the closing of the Exchange and the issuance of the Adjustment Shares (the “Closing”) shall occur simultaneously upon the execution hereof on the date hereof (the “Closing Date”) by means of a virtual Closing through electronic exchange of documents, signatures and closing deliverables. All actions to be taken and all documents to be executed and delivered by the parties at the Closing shall be deemed to have been taken, executed and delivered simultaneously, and no such action shall be deemed taken, and no such document shall be deemed executed or delivered, until all such actions have been taken and all such documents have been executed and delivered.

Section 2.2 The Exchange and Issuance of Adjustment Shares.

(A) At the Closing:

(1) First, for each Shareholder named in a row of Schedule A-1 hereto showing a number greater than zero under the heading “Existing High-Vote Stock”, shares of High-Vote Stock in that number (collectively, the “Existing High-Vote Shares”) shall be exchanged for shares of Low-Vote Stock and No-Vote Stock in the numbers specified in such row under the headings “Received Low-Vote Stock” and “Received No-Vote Stock”, respectively, which shares, at the time of such issuance, shall be duly authorized, validly issued, fully paid and nonassessable and free and clear of all Encumbrances (other than those imposed by applicable securities Laws) (the “Exchange”). Immediately following the Exchange, the Existing High-Vote Shares shall be cancelled and retired.

(2)            Second, immediately following the Exchange, the Company shall issue to the Malone Revocable Trust the Adjustment Shares in the numbers set forth opposite the name of the Malone Revocable Trust on Schedule A-2 hereto under the headings “Low-Vote Adjustment Shares” and “No-Vote Adjustment Shares”, respectively, which Adjustment Shares, at the time of such issuance, shall be duly authorized, validly issued, fully paid and nonassessable and free and clear of all Encumbrances (other than those imposed by applicable securities Laws).

(B) The Warehoused No-Vote Shares shall remain outstanding, shall not be exchanged for shares of High-Vote Stock or cancelled or retired in connection with the transactions contemplated hereby, and shall not be required to be delivered or transferred to the Company or its transfer agent. The parties acknowledge and agree that the Adjustment Shares in the numbers set forth opposite the name of the Malone Revocable Trust on Schedule A-2 hereto under the headings “Low-Vote Adjustment Shares” and “No-Vote Adjustment Shares” are the number of shares necessary to place the Malone Revocable Trust in the same economic position as if the Warehoused No-Vote Shares had been exchanged for an equal number of shares of High-Vote Stock and such shares had been exchanged at the Exchange Ratio, taking into account the retention by the Malone Revocable Trust of the Warehoused No-Vote Shares. The aggregate fair market value of the Warehoused No-Vote Shares and the Adjustment Shares held by the Malone Revocable Trust immediately after such issuance is approximately equal to the aggregate fair market value of the Warehoused No-Vote Shares, taking into account the Malone Revocable Trust’s rights pursuant to the Existing Exchange Agreement, immediately before such issuance.

Section 2.3 Delivery of Consideration; No Fractional Shares.

(A) At the Closing, subject to Section 2.2(B):

(1) First, in order to effect the Exchange, for each Shareholder named in a row of Schedule A-1 hereto showing a number greater than zero under the heading “Existing High-Vote Stock”, (i) such Shareholder shall transfer and deliver, or cause to be transferred and delivered, by book-entry transfer, such Shareholder’s Existing High-Vote Shares to the Company’s account, to be cancelled and retired in accordance with Section 2.2(A)(1), and (ii) in exchange therefor, the Company shall issue and deliver to such Shareholder, in book-entry form, the shares of Low-Vote Stock and No-Vote Stock in the numbers specified in such row under the headings “Received Low-Vote Stock” and “Received No-Vote Stock”, respectively, and shall cause such shares to be registered in the name of such Shareholder.

(2) Second, immediately following the Exchange, in order to effect the issuance of the Adjustment Shares, the Company shall issue and deliver to the Malone Revocable Trust, in book-entry form, the Adjustment Shares in accordance with Section 2.2(A)(2) and shall cause such shares to be registered in the name of the Malone Revocable Trust.

(B) The Company (with the approval of the Special Committee) and each Shareholder hereby authorize the foregoing transfers and issuances and shall provide any instructions reasonably requested by the other parties to effect them.

(C) No fractional shares of Low-Vote Stock or No-Vote Stock shall be issued in the Exchange or the issuance of the Adjustment Shares; in lieu of receiving a fractional Received Share, the applicable Shareholder shall be entitled to receive one whole Received Share of the applicable series.

Section 2.4 Transfer Taxes. The Company shall pay any and all transfer, stamp, documentary and similar Taxes and all transfer agent fees, in each case, arising out of, relating to, or in connection with the Exchange and the issuance of the Adjustment Shares and the other transactions contemplated by this Article II.

Section 2.5 Tax Withholding. Notwithstanding anything to the contrary in this Agreement, the Company shall have the right to deduct or withhold any Taxes from any shares of Company Common Stock issued or other consideration paid pursuant to this Agreement as required by applicable Law; provided that the Company shall not deduct or withhold any Taxes from any shares of Company Common Stock issued pursuant to the Exchange or as Adjustment Shares to a Shareholder that has delivered a valid and duly executed Internal Revenue Service Form W-9; provided further that nothing herein shall limit the Company’s right or obligation to deduct or withhold Taxes from any compensatory payment or employee benefit provided pursuant to this Agreement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

In order to induce the Shareholders to enter into this Agreement, the Company hereby represents and warrants to the Shareholders as follows:

Section 3.1 Corporate Power and Authority. The Company is a duly organized and validly existing corporation under the Laws of the State of Nevada and in good standing with the Secretary of State of the State of Nevada. The Company has all requisite corporate power and authority to enter into and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement by the Company, and the consummation by the Company of the Exchange, the issuance of the Adjustment Shares and the other transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize the same. This Agreement has been duly executed and delivered by the Company and (assuming due authorization, execution and delivery by Malone, each of the Shareholders and the Shareholders’ Representative) constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

Section 3.2 Capitalization.

(A) As of the date hereof, the total number of shares of stock which the Company has the authority to issue is 1,068,750,000, consisting solely of: (i) 500,000,000 shares of Low-Vote Stock; (ii) 18,750,000 shares of High-Vote Stock; (iii) 500,000,000 shares of No-Vote Stock; and (iv) 50,000,000 shares of preferred stock, par value $0.01 per share. As of October 30, 2026 (the “Representation Date”), (x) 23,991,058 shares of Low-Vote Stock were issued and outstanding, (y) 2,381,188 shares of High-Vote Stock were issued and outstanding, and (z) 224,427,510 shares of No-Vote Stock were issued and outstanding. As of the Representation Date, there were (i) an aggregate of 400,000 shares of High-Vote Stock subject to outstanding options granted pursuant to the Company Stock Plans, (ii) no shares of Low-Vote Stock subject to outstanding options granted pursuant to the Company Stock Plans, (iii) an aggregate of 3,289,556 shares of No-Vote Stock subject to outstanding options granted pursuant to the Company Stock Plans, (iv) an aggregate of 528,203 shares of No-Vote Stock subject to restricted stock units granted pursuant to the Company Stock Plans (“Company RSUs”), of which (a) 375,085 shares of No-Vote Stock were subject to Company RSUs with service-based, but not performance-based, vesting or delivery requirements and (b) 153,118 shares of No-Vote Stock were subject to Company RSUs with service-based and performance-based vesting or delivery requirements (assuming target performance) (or 229,677 shares of No-Vote Stock assuming maximum performance) and (v) an aggregate of 5,542,490 shares of Company Common Stock available for issuance under the Company Stock Plans. Since the Representation Date until the date of this Agreement, the Company has not issued any shares of Company Common Stock or granted securities convertible into, exchangeable for or exercisable for shares of Company Common Stock, other than shares of Company Common Stock issued (1) pursuant to the exercise of options or the settlement of Company RSUs or (2) otherwise pursuant to the Company Stock Plans. There is no agreement, arrangement or understanding to which the Company is a party with respect to the shares of High-Vote Stock subject to outstanding options, except as to be publicly disclosed in a Current Report on Form 8-K to be filed by the Company in connection with the entry into this Agreement (in form and substance substantially consistent with that previously provided to Malone).

(B) At the Closing, the Adjustment Shares to be issued in accordance with Section 2.2(A)(2) will be duly authorized, validly issued, fully paid and nonassessable, free and clear of all Encumbrances (other than those imposed by applicable securities Laws), will have been issued in compliance with applicable securities Laws and in a transaction exempt from registration under the Securities Act and will not have been issued in violation of any preemptive rights or similar rights. At the Closing, the Adjustment Shares to be issued in accordance with Section 2.2(A)(2) have been approved for listing on The Nasdaq Stock Market LLC, subject to official notice of issuance.

(C) At the Closing, the Received Shares to be issued in accordance with the Exchange will be duly authorized, validly issued, fully paid and nonassessable, free and clear of all Encumbrances (other than those imposed by applicable securities Laws), will have been issued in compliance with applicable securities Laws and in a transaction exempt from registration under the Securities Act and will not have been issued in violation of any preemptive rights or similar rights. At the Closing, the Received Shares to be issued in the Exchange have been approved for listing on The Nasdaq Stock Market LLC, subject to official notice of issuance.

(D) Immediately prior to the Closing, based on the records maintained by the Company’s transfer agent, all of the Existing High-Vote Shares are held in book-entry form on the stock ledger of the Company maintained by the Company’s transfer agent and no stock certificate representing any of the Existing High-Vote Shares is reflected in such records as outstanding.

Section 3.3 Conflicts; Consents and Approvals. The execution, delivery and performance of this Agreement by the Company, the compliance by the Company with any of the provisions hereof, and the consummation by the Company of the Exchange, the issuance of the Adjustment Shares and the other transactions contemplated hereby do not and will not (A) violate, conflict with, or result in a breach of any provision of, or constitute a default under, the Company’s articles of incorporation (the “Company Articles of Incorporation”) or the Company’s bylaws (the “Company Bylaws”); (B) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with the giving of notice or lapse of time or both, would become a default) under, or entitle any party to terminate, accelerate, modify, amend, cancel or call a default under, or result in the creation of any Encumbrance upon any of the properties or assets of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any Contract to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets is bound or affected; (C) violate any Law applicable to the Company or any of its Subsidiaries or any of their respective properties or assets; or (D) subject to compliance with the Securities Act and the Exchange Act, including required filings with the U.S. Securities and Exchange Commission and required filings pursuant to state securities or “blue sky” Laws, require any action or consent or approval of, or review by, or registration or filing by the Company with, any Governmental Authority, except, with respect to clauses (B), (C) and (D), as would not reasonably be expected to, individually or in the aggregate, prevent or materially impair or materially delay the consummation of the Exchange, the issuance of the Adjustment Shares and the other transactions contemplated hereby. The Company has obtained all approvals and consents required in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. No vote or consent of the holders of any class or series of capital stock of the Company is required under the Nevada Revised Statutes, the Company Articles of Incorporation or the Company Bylaws, the rules of any national securities exchange or otherwise to approve this Agreement, the Exchange, the issuance of the Adjustment Shares or the other transactions contemplated hereby, and no “combinations with interested stockholders” Law (including Nevada Revised Statutes 78.411 to 78.444), “acquisition of controlling interest” Law (including Nevada Revised Statutes 78.378 to 78.3793) or other anti-takeover Law applies to this Agreement or any such transaction.

Section 3.4 Special Committee Approval. In accordance with the applicable provisions of the Nevada Revised Statutes, the Company Articles of Incorporation and the Company Bylaws, the Special Committee has unanimously (i) approved this Agreement, the Exchange and the other transactions contemplated by this Agreement; (ii) declared that this Agreement, the Exchange and the other transactions contemplated by this Agreement are advisable, fair to, and in the interests of, the Company; and (iii) resolved to authorize, empower and direct the Company to enter into this Agreement and consummate the transactions contemplated hereby.

Section 3.5 Special Committee Fairness Opinion. The Special Committee has received the oral opinion (to be confirmed in writing) (the “Financial Advisor Opinion”) of Lazard Frères & Co. LLC, outside financial advisor to the Special Committee, to the effect that, as of the date of such opinion, and subject to the assumptions, limitations, qualifications and other matters considered in connection with the preparation of such opinion, as set forth in such opinion, the Exchange Ratio provided for in the transactions contemplated by this Agreement is fair, from a financial point of view, to the Company, and such Financial Advisor Opinion has not been modified, withdrawn or revoked.

Section 3.6 Split-off Legal Comfort Opinion. The Company has received the Split-off Legal Comfort Opinion, and such Split-off Legal Comfort Opinion has not been modified, withdrawn or revoked.

Section 3.7 Litigation. There are no actions, suits or proceedings pending or, to the knowledge of the Company, threatened, against the Company or any of its directors or officers, at Law or in equity, or before any Governmental Authority, that would reasonably be expected to, individually or in the aggregate, prevent or materially impair or materially delay the consummation of the Exchange, the issuance of the Adjustment Shares or the other transactions contemplated by this Agreement.

Section 3.8 Finder’s Fee. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission from any of the Shareholders, Malone Family-Related Persons or any of their respective Affiliates or Representatives upon or in connection with the consummation of the Exchange or the issuance of the Adjustment Shares.

Section 3.9 No Other Representations. Except for the representations and warranties expressly set forth in this Article III, the Company is not making, and expressly disclaims, any representation or warranty, express or implied, at Law or in equity, with respect to the Company, its Subsidiaries, their respective businesses, the Warehoused No-Vote Shares, the Exchanged Shares, this Agreement or the transactions contemplated hereby. Notwithstanding anything in this Agreement to the contrary, the Company acknowledges and agrees that, except for the representations and warranties expressly set forth in Article IV, none of the Shareholders, the Shareholders’ Representative, Malone or any Malone Family-Related Person makes, and each of them expressly disclaims, any representation or warranty, express or implied, at Law or in equity, with respect to the Shareholders, the Shareholders’ Representative, Malone, any Malone Family-Related Person, the Warehoused No-Vote Shares, the Exchanged Shares, this Agreement or the transactions contemplated hereby. The Company acknowledges and agrees that (A) it has not relied hereunder on any representation or warranty other than those expressly set forth in Article IV, (B) any claims the Company may have for breach of representation or warranty hereunder shall be based solely on the representations and warranties of Malone and the Shareholders set forth in Article IV, and (C) none of the Shareholders, Malone, the Malone Family-Related Persons or their respective Affiliates shall have any liability to the Company or any of its Subsidiaries in respect of any information concerning the Company, its Subsidiaries or their respective businesses furnished by or on behalf of the Company or any of its Subsidiaries to the Shareholders, the Shareholders’ Representative, Malone, Malone Family-Related Persons or their respective Affiliates in connection with the Exchange or the issuance of the Adjustment Shares, it being acknowledged that the Company has full knowledge of its own business, affairs and prospects.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

In order to induce the Company to enter into this Agreement, except as set forth in the letter delivered, or caused to be delivered, by the Shareholders to the Company prior to the execution of this Agreement (the “Shareholders Disclosure Letter”), each Shareholder, severally (but not jointly) and making representations only as to himself, herself or itself, as applicable, hereby represents and warrants to the Company as follows; provided that, solely for purposes of Sections 4.2, 4.3, 4.4, 4.5, and 4.7, Malone shall be deemed a Shareholder and shall make the representations and warranties set forth therein severally (but not jointly) and only as to himself:

Section 4.1 Title to Shares. As of immediately prior to the Closing, such Shareholder is the record holder of or has beneficial ownership over, and has good and valid title to, the Existing High-Vote Shares and Warehoused No-Vote Shares, in each case, free and clear of all Encumbrances (other than Permitted Encumbrances), and has the power to deliver such Shareholder’s Existing High-Vote Shares to the Company in the Exchange. As of immediately prior to the Closing, such Shareholder has sole voting power, power of disposition, and power to agree, or shares such powers solely with one or more Shareholders, to all of the matters set forth in this Agreement, in each case with respect to its respective Existing High-Vote Shares and Warehoused No-Vote Shares. As of immediately prior to the Closing, other than pursuant to this Agreement and the Existing Exchange Agreement, (A) other than the Existing High-Vote Shares, such Shareholder is not the record holder of, and does not beneficially own, (i) any other shares of High-Vote Stock, (ii) securities convertible into or exchangeable for shares of High-Vote Stock or (iii) rights to acquire from the Company or any other Person any shares of High-Vote Stock or securities convertible into or exchangeable for shares of High-Vote Stock, (B) the Existing High-Vote Shares are not subject to any Contract restricting or otherwise relating to the voting of such shares and (C) such Shareholder has not appointed or granted any proxy or power of attorney that is still in effect with respect to its Existing High-Vote Shares.

Section 4.2 Power and Authority. If such Shareholder is an individual, such Shareholder has all requisite legal capacity to execute and deliver this Agreement and to perform such Shareholder’s obligations hereunder. If such Shareholder is not an individual, (A) such Shareholder is duly organized, validly existing and in good standing (as applicable) under the Laws of its jurisdiction of incorporation or organization; (B) such Shareholder has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder; and (C) the execution and delivery of this Agreement by such Shareholder and the performance by such Shareholder of its obligations hereunder have been duly and validly authorized by such Shareholder and no other actions or proceedings on the part of such Shareholder are necessary to authorize the execution and delivery by such Shareholder of this Agreement or the performance by such Shareholder of its obligations hereunder. This Agreement has been duly and validly executed and delivered by such Shareholder and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms, subject to the Enforceability Exceptions.

Section 4.3 Conflicts; Consents and Approvals. Except for the applicable requirements of the Exchange Act, (A) no filing with, and no permit, authorization, consent or approval of, any Governmental Authority is necessary on the part of such Shareholder for the execution, delivery and performance of this Agreement by such Shareholder and (B) neither the execution, delivery or performance of this Agreement by such Shareholder nor compliance by such Shareholder with any of the provisions hereof shall (i) if such Shareholder is not an individual, conflict with or violate any provision of the organizational documents of such Shareholder; (ii) result in any breach or violation of, or constitute a default (or an event which, with the giving of notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance on any property or asset of such Shareholder pursuant to, any Contract to which such Shareholder is a party or by which such Shareholder or any property or asset of such Shareholder is bound or affected; or (iii) violate any Law applicable to such Shareholder or any of such Shareholder’s properties or assets, except, in the case of clause (ii) or (iii), for breaches, violations or defaults that would not reasonably be expected to, individually or in the aggregate, prevent or materially impair or materially delay the consummation of the Exchange, the issuance of the Adjustment Shares and the other transactions contemplated by this Agreement.

Section 4.4 Litigation. There are no actions, suits or proceedings pending or, to the knowledge of such Shareholder, threatened, against such Shareholder, at Law or in equity, or before any Governmental Authority, that would reasonably be expected to, individually or in the aggregate, prevent or materially impair or materially delay the consummation of the Exchange, the issuance of the Adjustment Shares and the other transactions contemplated by this Agreement.

Section 4.5 Investment Purpose and Experience. Such Shareholder is receiving such Shareholder’s Received Shares for such Shareholder’s own account and not with a view towards, or for resale in connection with, the public sale or distribution thereof, except pursuant to sales registered or exempted under the Securities Act. Such Shareholder is an “accredited investor”, as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act. Such Shareholder acknowledges that such Shareholder can bear the economic risk and complete loss of such Shareholder’s investment in the Received Shares, and has such knowledge and experience in financial or business matters that such Shareholder is capable of evaluating the merits and risks of the investment contemplated hereby.

Section 4.6 Finder’s Fee. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of such Shareholder who might be entitled to any fee or commission from the Company upon or in connection with the consummation of the Exchange or the issuance of the Adjustment Shares.

Section 4.7 No Other Representations. Except for the representations and warranties expressly set forth in this Article IV, such Shareholder is not making, and such Shareholder expressly disclaims, any representation or warranty, express or implied, at Law or in equity, with respect to the Shareholders, the Shareholders’ Representative, any Malone Family-Related Person, the Warehoused No-Vote Shares, the Exchanged Shares, this Agreement or the transactions contemplated hereby. Notwithstanding anything in this Agreement to the contrary, such Shareholder acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III, the Company is not making, and expressly disclaims, any representation or warranty, express or implied, at Law or in equity, with respect to the Company, its Subsidiaries, their respective businesses, the Warehoused No-Vote Shares, the Exchanged Shares, this Agreement or the transactions contemplated hereby. Such Shareholder acknowledges and agrees that (A) such Shareholder has not relied hereunder on any representation or warranty other than those expressly set forth in Article III, (B) any claims such Shareholder may have for breach of representation or warranty hereunder shall be based solely on the representations and warranties of the Company set forth in Article III, and (C) neither the Company nor any of its Subsidiaries shall have any liability to such Shareholder in respect of any information concerning such Shareholder furnished by or on behalf of such Shareholder to the Company in connection with the Exchange or the issuance of the Adjustment Shares, it being acknowledged that such Shareholder has full knowledge of such Shareholder’s own business, affairs and prospects.

ARTICLE V
COVENANTS

Section 5.1 Continuation of Benefits.

(A) For a period of five (5) years from the Closing Date (the “Protected Period”), the Company (i) shall take all reasonable action necessary or advisable to ensure that Malone (and/or his spouse and his eligible dependents, as applicable) continue to receive the benefits set forth on Schedule B hereto (the “Specified Benefits”), and (ii) shall not take any action the result of which would be for Malone (and/or his spouse and his eligible dependents, as applicable) to cease to continue to receive the Specified Benefits, including, in the case of each of clause (i) and clause (ii) and in the case of each of the Specified Benefits, during any period in which Malone is unable to perform his duties for any reason, including due to illness, disability, or other incapacity, which shall not constitute a termination of employment. In the event of Malone’s death during the Protected Period, the Specified Benefits shall continue for the remainder of the Protected Period to his spouse and his eligible dependents.

(B) If, for any reason, the Company is unable to provide any benefit of the type provided for in Section 5.1(A), the Company shall, during the Protected Period, provide Malone (and/or his spouse and his eligible dependents) with a substantially equivalent benefit or the economic equivalent thereof, in each case, as determined by the Company in its reasonable, good faith discretion.

(C) If, during the Protected Period, the Company or any of its successors or assigns consolidates with or merges into any other Person, or transfers all or substantially all of its assets or properties to any Person, or dissolves the Company, then, in each such case, the Company shall cause its successors and assigns to assume and honor, in full, the obligations set forth in this Section 5.1.

(D) The provisions of this Section 5.1 (i) are for the benefit of, and will be directly enforceable by, each of Malone’s spouse and his eligible dependents, as applicable, each of whom is an express third-party beneficiary of this Section 5.1, and (ii) are in addition to, and not in substitution for, any other rights or benefits that such Person may have by Contract (including pursuant to the Malone Employment Agreement) or otherwise. Unless required by applicable Law, this Section 5.1 may not be amended, altered, or repealed in such a manner as to adversely affect any of the rights of Malone, Malone’s spouse or his eligible dependents under this Section 5.1 without the prior written consent of the affected Person. Any amendment, alteration or repeal of this Section 5.1 that adversely affects any right of Malone, Malone’s spouse or his eligible dependents shall, except as required by applicable Law, be prospective only and shall not limit or eliminate any such right prior to such amendment, alteration or repeal.

Section 5.2 Public Announcements. The parties hereby approve of the issuance of the public announcement of this Agreement as previously reviewed and agreed among the Shareholders, the Shareholders’ Representative, Malone, the Company and the Special Committee (the “Initial Press Release”). Prior to issuing any other press release or making any other public announcement or communication with respect to this Agreement or the transactions contemplated hereby, the Company shall obtain the prior written consent of the Shareholders’ Representative (in the case of such announcement or communication by the Company) and Malone, the Shareholders’ Representative and each Shareholder shall obtain the prior written consent of the Company (in the case of such announcement or communication by Malone, the Shareholders’ Representative or such Shareholder), in each case, not to be unreasonably withheld, conditioned or delayed; provided, that the prior written consent of the Company (in the case of such announcement or communication by Malone, the Shareholders’ Representative or any Shareholder) or the Shareholders’ Representative (in the case of such announcement or communication by the Company), as applicable, shall not be required with respect to the issuance of any press release or the making of any other public announcement or communication (including in response to inquiries from the press, analysts, investors, customers or suppliers or via industry conferences or analyst or investor conference calls) that (A) is consistent in all material respects with, and does not disclose any material information that was not included in, a press release or other public announcement or communication previously approved by the Company or the Shareholders’ Representative, as applicable, (B) is made in connection with any suit, action or other proceeding between the parties arising out of, relating to, or in connection with this Agreement or the transactions contemplated hereby, or (C) is required by applicable Law, court process or any listing rules or agreement with any national securities exchange; provided that, in the case of clause (C), the Company, Malone and the Shareholders’ Representative, as applicable, shall consult with each other before issuing such press release or making such public announcement or communication, to the extent permitted by Law. Notwithstanding anything to the contrary in this Agreement, no party or any of its Affiliates will be prohibited from making any disclosures to its or their respective Affiliates or Representatives; provided that the receiving party is subject to customary confidentiality obligations.

Section 5.3 Tax Matters. The parties hereto will prepare and file all Tax Returns consistent with the Intended Tax Treatment and will not take any inconsistent position on any Tax Return or during the course of any audit, litigation or other proceeding with respect to Taxes, except as otherwise required by a change in applicable Law after the date hereof or a “determination” within the meaning of Section 1313(a) of the Code.

Section 5.4 Shareholders’ Expenses. Promptly following the Closing Date (and, in any event, within five (5) Business Days following the Company’s receipt of the relevant written invoices), the Company shall reimburse each Shareholder and the Shareholders’ Representative, without duplication, for all reasonable, documented, out-of-pocket fees and expenses incurred by or on behalf of such Shareholder or the Shareholders’ Representative (including legal, tax advisory, accounting and consulting fees and expenses) in connection with (A) the preparation, negotiation, execution, delivery and performance of this Agreement and (B) the consummation of the transactions contemplated hereby, including the Exchange and the issuance of the Adjustment Shares, in the case of each of clauses (A) and (B), incurred prior to the Closing; provided that (i) the Company shall not be obligated to reimburse any Shareholder or the Shareholders’ Representative under this Section 5.4 (x) for any financial advisory fees or expenses, or (y) for any Taxes, subject to Section 2.4 and (ii) the aggregate amount payable by the Company pursuant to this Section 5.4 shall not exceed $6,500,000.

Section 5.5 Indemnification, Advancement and Contribution.

(A) Indemnity, Generally. The Company hereby covenants and agrees, to the fullest extent permitted by applicable Law (as the same exists or may hereafter be amended, but in the case of any such amendment, only to the extent that such amendment provides broader indemnification rights than such Law permitted prior to such amendment), to indemnify, defend and hold harmless each Shareholder, the Shareholders’ Representative, Malone, Malone Family-Related Person, and each of their respective Affiliates and Representatives, and each of their respective successors and assigns (collectively, the “Indemnified Parties”), from and against any and all losses, liabilities, costs, expenses, obligations, guarantees, commitments, bonds, deficiencies, indebtedness, damages, judgments, fines, payments, penalties, amounts paid or payable in settlement (including any and all interest, assessments and other charges paid or payable in connection therewith, and any and all fees and expenses incurred in investigating, preparing, pursuing, defending, asserting, enforcing any rights, being a witness in, subject or target of, or participating in, any Action, including attorneys’ fees, retainers and disbursements) (collectively, “Losses”) arising out of, relating to, or in connection with any threatened, pending or completed claim, demand, action, suit, proceeding, litigation, arbitration, administrative hearing, alternative dispute resolution mechanism, prosecution, audit, examination, inquiry or investigation (including any internal investigation), whether brought by or in the right of the Company or any other Person or otherwise, whether civil, criminal, administrative, investigative, appellate or otherwise (each, an “Action”), including any Action brought by any actual or purported shareholder, director, officer, employee or Representative of the Company, any Governmental Authority or any other Person, in each case, to the extent arising out of, relating to or in connection with this Agreement, the Initial Press Release or the transactions contemplated hereby or thereby, including the Exchange and the issuance of the Adjustment Shares (each, an “Indemnifiable Action”), whether or not the basis of such Action is in an official capacity or in any other capacity while serving in an Official Position, or any action or omission taken or omitted to be taken in connection therewith; provided, that an “Indemnifiable Action” shall exclude any Action (i) brought by or on behalf of or in the right of the Company to enforce rights or obligations under this Agreement to the extent the Company (or any other Person bringing such Action on behalf of or in the right of the Company) obtains a final, non-appealable judgment by a court of competent jurisdiction in its favor in such Action, (ii) solely among Indemnified Parties or (iii) to the extent solely arising out of any willful and voluntary acquisitions or dispositions of Company Common Stock by any Indemnified Party after the date hereof, other than any such acquisition or disposition in connection with (x) the settlement or final disposition of any Indemnifiable Action, (y) a merger, consolidation, reorganization, reclassification, receipt or exercise of a right or security distributed by the Company, tender or exchange offer recommended by the Company or the Board (or a committee thereof) or other similar or extraordinary transaction recommended by the Company or the Board or a committee thereof or (z) a settlement of an arrangement outstanding prior to the entry into this Agreement, unless such Action primarily relates to such settlement.

(B) Gross-Up. Any payment made by the Company to or on behalf of an Indemnified Party pursuant to this Section 5.5 (including any advancement or contribution) shall be increased by such amount as is necessary so that, after deduction of all Taxes imposed on such Indemnified Party in respect of the receipt of such payment (including any increase pursuant to this sentence) and taking into account any Tax benefit actually realized by such Indemnified Party in respect of the Losses giving rise to such payment, such Indemnified Party receives an amount equal to the amount it would have received had no such Taxes been imposed; provided that, to the extent a Tax benefit attributable to any such Loss consists of an increase in the Tax basis of any shares, such Tax benefit shall not be treated as actually realized unless and until such increased basis is actually utilized to reduce Taxes by such Indemnified Party within five (5) years after the taxable year in which such Loss is incurred, and no such Tax benefit shall be taken into account to the extent such basis is otherwise increased pursuant to Section 1014 of the Code. If any Indemnified Party actually realizes a Tax benefit (to the extent not previously taken into account) in the taxable year in which the applicable Losses occurred or the next succeeding taxable year and the Indemnified Party already has received payment in respect of such Losses pursuant to this Section 5.5, such Indemnified Party shall promptly pay to the Company an amount equal to such Tax benefit, not to exceed the aggregate amount previously paid by the Company in respect of such Losses.

(C) Advancement. Without limiting the foregoing, if so requested in writing by any Indemnified Party, and subject to the Company’s receipt of an undertaking by such Indemnified Party to repay any amounts advanced if it is ultimately finally determined by a court of competent jurisdiction in a final, non-appealable judgment that such Indemnified Party is not entitled to indemnification pursuant to this Section 5.5, the Company shall advance (within five (5) Business Days following receipt of such request and undertaking) an amount, in cash, equal to any and all Losses actually incurred by or on behalf of such Indemnified Party (including Losses actually billed to or on behalf of such Indemnified Party) arising out of, relating to or in connection with any Indemnifiable Action in advance of the final disposition of any such Indemnifiable Action and without any determination as to the Indemnified Party’s ultimate entitlement to indemnification or ability to repay.

(D) Enforcement Actions. Notwithstanding anything to the contrary herein, but subject to the exceptions and limitations set forth in Section 5.5(A) and Section 5.5(E), the rights to indemnification, advancement and contribution set forth in this Section 5.5 shall extend to, and the Company shall, to the fullest extent permitted by applicable Law, indemnify, defend and hold harmless, each Indemnified Party against any and all Losses arising out of, relating to, or in connection with, any Action brought by such Indemnified Party to enforce its rights to indemnification, advancement or contribution under this Agreement; provided that the Company shall be required to indemnify or provide contribution pursuant to this Section 5.5(D) only to the extent such Indemnified Party obtains a final, non-appealable judgment by a court of competent jurisdiction in its favor in such Action; provided further that any advancement in connection with such Action shall be subject to Section 5.5(C), and such Indemnified Party shall repay any amounts so advanced to the extent such Indemnified Party is not successful on the merits or otherwise in such Action.

(E) Exceptions; Presumptions. Notwithstanding anything to the contrary in this Section 5.5, the Company shall not be liable to any Indemnified Party for (i) Losses to the extent incurred by an Indemnified Party solely in an Action that is finally determined by a court of competent jurisdiction in a final, non-appealable judgment to have resulted from such Indemnified Party’s (x) actual and intentional fraud in the making of the representations and warranties set forth in Article IV, or (y) material breach of any of the express provisions of this Agreement or willful misconduct or gross negligence, in each case, in failing to perform its contractual obligations hereunder, (ii) Losses that result from any diminution in value of the Company Common Stock or (iii) Losses constituting Taxes (other than to the extent set forth in Section 5.5(B)). In any determination of entitlement to indemnification, advancement or contribution hereunder, the burden shall be on the Company to prove by clear and convincing evidence that an Indemnified Party is not so entitled, and each Indemnified Party shall be presumed to be entitled to indemnification hereunder. For purposes of this Agreement, the termination of any Action, whether by judgment, order, settlement (whether with or without court approval), conviction or otherwise, or upon a plea of nolo contendere, or its equivalent, shall not create a presumption that the Indemnified Party did not meet any particular standard of conduct or have any particular belief or that a court has determined that indemnification is not permitted by applicable Law. In addition, neither the failure of the Company or any other Person to have made a determination as to whether an Indemnified Party has met any particular standard of conduct or had any particular belief, nor an actual determination by the Company or any other Person that such Indemnified Party has not met such standard of conduct or did not have such belief, prior to the commencement of any Action by such Indemnified Party to secure a judicial determination that such Indemnified Party should be indemnified under applicable Law shall be a defense to such Indemnified Party’s claim or create a presumption that such Indemnified Party has not met any particular standard or did not have any particular belief.

(F) Control. Promptly after the receipt by any Indemnified Party of notice of any Indemnifiable Action, such Indemnified Party shall give written notice thereof to the Company, which notice will include, to the extent known, the basis for any claims made in such Indemnifiable Action, copies of any related documents and any additional information in respect thereof that the Company may reasonably request; provided, however, that the delay or failure of any Indemnified Party to so notify or otherwise provide documents or information to the Company shall not relieve the Company from any obligation or liability hereunder, including with respect to indemnification, advancement and contribution, except to the extent that the Company is actually and materially prejudiced by such delay or failure, and in no event shall any such delay or failure relieve the Company from any other liability or obligation that it may have to such Indemnified Party. The Indemnified Party shall have the right, at the Company’s cost, risk and expense, to take control of, or participate in, the defense, preparation, investigation, pursuit, assertion or enforcement of such Indemnifiable Action (or portion of such Indemnifiable Action, if separable) and to select and engage its own attorneys with respect to any such Indemnifiable Action (or portion thereof, if separable), including where the Company assumes or participates in the defense; provided that this Section 5.5(F) shall not permit an Indemnified Party to participate in an Action by a taxing authority with respect to the Liberty Live Split-off.

(G) Settlement by Indemnified Party. Each Indemnified Party shall be entitled to settle any Indemnifiable Action or consent to the entry of any judgment or settlement with respect to any Indemnifiable Action under this Agreement, in whole or in part, in such Indemnified Party’s sole discretion; provided, that the Company shall not be liable under this Agreement for any amounts paid or payable in connection with any such settlement or consent without the prior written consent of the Company (not to be unreasonably withheld, conditioned or delayed) to the extent that such settlement or such consent (i) imposes material non-monetary obligations, liabilities or restrictions on the Company or its Subsidiaries or (ii) would, or would reasonably be expected to, lead to the creation of any material out-of-pocket monetary obligation on the part of the Company or its Subsidiaries for which indemnification, insurance, reimbursement or other form of recovery would not be available. For the avoidance of doubt, (x) the Indemnified Party is not authorized to execute any such settlement on behalf of the Company or any of its Subsidiaries and (y) the Company will remain liable to pay the Indemnified Party’s legal fees and expenses as and to the extent provided in this Agreement even under circumstances where the Company is not liable for amounts paid or payable in connection with the settlement or consent. To the fullest extent permitted by applicable Law, any settlement of an Action by an Indemnified Party shall be deemed to be the final disposition of such Action for all purposes of this Agreement. The Company acknowledges that a settlement or other disposition short of final judgment on the merits may be successful if it permits a party to avoid expense, delay, distraction, disruption and uncertainty. In the event that any Action is resolved other than by an adverse judgment against any Indemnified Party (including settlement of such Action with or without payment or other consideration), it shall be presumed that such Indemnified Party has been successful on the merits or otherwise in such Action. Any Person seeking to overcome this presumption shall have the burden to prove by clear and convincing evidence that such Indemnified Party has not been successful on the merits or otherwise in such Action.

(H) Settlement by Company. The Company shall not settle any Indemnifiable Action, or consent to the entry of any judgment or settlement with respect to any Indemnifiable Action, involving any Indemnified Party or for which any Indemnified Party would be entitled to indemnification hereunder, without the prior written consent of the applicable Indemnified Party, unless the settlement (i) includes a full and unconditional release of such Indemnified Party from all Losses and claims arising out of, relating to, or in connection with such Action, (ii) contains no admission or acknowledgment of liability or wrongdoing by such Indemnified Party, (iii) imposes no non-monetary obligation, liability or restriction on such Indemnified Party, and (iv) would not, and would not reasonably be expected to, lead to the creation of any monetary obligation on the part of any Indemnified Party for which indemnification would not be available hereunder or under any other Contract between the Company and such Indemnified Party.

(I) Invalidity. If this Section 5.5 or any portion hereof is invalidated on any ground by any arbitrator or court of competent jurisdiction, then the Company will nevertheless indemnify, defend and hold harmless each Indemnified Party entitled to indemnification or contribution pursuant to this Section 5.5 from and against any and all Losses with respect to any Indemnifiable Action to the full extent permitted by any applicable portion of this Section 5.5 that has not been invalidated, and to the fullest extent permitted by Law.

(J) Contribution. If the indemnification provided for in this Section 5.5 is required by its terms but, for any reason or to any extent, is unavailable, insufficient or not lawfully permitted to hold harmless an Indemnified Party for any and all Losses for which indemnification is provided for herein, then the Company instead shall contribute to such Indemnified Party the highest amount that is lawfully permitted to be so contributed and which does not exceed the amount of indemnification that the Company would have been required to pay to such Indemnified Party hereunder but for such bar on indemnification.

(K) Third Party Beneficiary Rights; Outside Indemnitors. The provisions of this Section 5.5 (i) are for the benefit of, and will be directly enforceable by, each Indemnified Party and Outside Indemnitor, each of whom is an express third party beneficiary of this Section 5.5, and (ii) are in addition to, and not in substitution for, any other rights or benefits that any Indemnified Party may have pursuant to applicable Law, the organizational documents of the Company and its Subsidiaries (including the Company Articles of Incorporation and the Company Bylaws), any insurance policy, any indemnification agreement (including the Malone Indemnification Agreement), any Contract or otherwise. Without limiting the foregoing, the Company hereby acknowledges and agrees that, subject to the terms of this Section 5.5, (x) it is the indemnifier of first resort for Losses arising out of, relating to or in connection with any Indemnifiable Action (i.e., its obligations to such Indemnified Party with respect to such Losses are primary and the obligation of any other Person (each, an “Outside Indemnitor”) to provide indemnification, advancement or contribution for the same Losses incurred by such Indemnified Parties is secondary), (y) subject to Section 5.5(C), the Company will be required to advance the full amount of any and all Losses incurred by such Indemnified Party and will be liable for the full amount of all Losses, in each case, in accordance with the terms of this Agreement (or any other agreement between the Company and such Indemnified Party), without regard to any rights such Indemnified Party may have against any Outside Indemnitor, and (z) the Company irrevocably waives, relinquishes, releases and forever discharges the Outside Indemnitors from any and all claims (A) against the Outside Indemnitors for contribution, subrogation, indemnification or any other recovery of any kind in respect of Losses arising out of, relating to or in connection with any Indemnifiable Action, and (B) that the Indemnified Party must seek expense advancement or reimbursement, or indemnification, from any Outside Indemnitor before the Company must perform its expense advancement and reimbursement, and indemnification, obligations under this Agreement. The Company further acknowledges and agrees that no advancement or payment by any Outside Indemnitor to or on behalf of any such Indemnified Party with respect to any Losses for which such Indemnified Party has sought indemnification from the Company in accordance with this Section 5.5 will affect the foregoing, and such Outside Indemnitor will have a right of contribution or be subrogated to the extent of any such advancement or payment to all of the rights of recovery of such Indemnified Party against the Company in accordance with this Section 5.5. Unless required by applicable Law, this Section 5.5 may not be amended, altered, or repealed in such a manner as to adversely affect any of the rights of the Company or any Indemnified Party under this Section 5.5 without the prior written consent of the affected Person. Any amendment, alteration or repeal of this Section 5.5 that adversely affects any right of the Company or any Indemnified Party shall, except as required by applicable Law, be prospective only and shall not limit or eliminate any such right with respect to any Action involving any occurrence or alleged occurrence of any action or omission that took place prior to such amendment, alteration or repeal.

(L) Successors and Assigns; Assumption of Obligations. If the Company or any of its successors or assigns consolidates with or merges into any other Person, or transfers all or substantially all of its assets or properties to any Person, or dissolves the Company, then, in each such case, the Company shall cause its successors and assigns to assume and honor, in full, the obligations set forth in this Section 5.5.

(M) No Double Recovery. Notwithstanding anything herein to the contrary, no Indemnified Party shall be entitled to recover more than once in respect of the same Losses, costs or expenses pursuant to this Section 5.5 or Sections 5.1 or 5.4.

Section 5.6 Release.

(A) Effective as of the Closing, the Company, on behalf of itself and its Subsidiaries and its and their respective directors, officers, managers and employees, and each of their respective successors and assigns (each, a “Company Releasor” and, collectively, the “Company Releasors”), hereby irrevocably, fully and unconditionally releases, acquits and forever discharges, to the fullest extent permitted by applicable Law, Malone, each Shareholder, the Shareholders’ Representative, each Malone Family-Related Person, and each of their respective Affiliates and Representatives, and each of their respective successors and assigns (collectively, the “Shareholder Released Parties”), from any and all Actions, claims, liabilities, Losses, damages, costs and expenses of any kind or nature, whether known or unknown, suspected or unsuspected, matured or unmatured, asserted or unasserted, direct or derivative, accrued, absolute or contingent, that such Company Releasor may have had in the past, may now have or may have in the future, in each case to the extent arising out of, relating to or in connection with this Agreement, the Initial Press Release or the transactions contemplated hereby or thereby, including the Exchange and the issuance of the Adjustment Shares (collectively, the “Shareholder Released Claims”). The Company, on behalf of itself and each other Company Releasor: (i) covenants and agrees not to (and to cause each of the Company Releasors not to) sue or assist, encourage or cause any other Person to sue, bring or threaten to bring, or otherwise join in, any Action against any Shareholder Released Party with respect to any Shareholder Released Claim, provided that nothing in this clause (i) shall prohibit any Company Releasor from taking any action in response to a request, inquiry or investigation by any Governmental Authority, (ii) waives any right to recover any amounts from any Shareholder Released Party in respect thereof and (iii) represents and warrants that none of the Company or any other Company Releasor has assigned any Shareholder Released Claim to any Person.

(B) Effective as of the Closing, Malone, the Shareholders’ Representative and each Shareholder, on behalf of itself and each Malone Family-Related Person and each of their respective successors and assigns (each, a “Shareholder Releasor”, collectively the “Shareholder Releasors” and, together with the Company Releasors, the “Releasors”), hereby irrevocably, fully and unconditionally releases, acquits and forever discharges, to the fullest extent permitted by applicable Law, the Company, its Subsidiaries and each of their respective Affiliates and Representatives, and each of their respective successors and assigns (collectively, the “Company Released Parties” and, together with the Shareholder Released Parties, the “Released Parties”), from any and all Actions, claims, liabilities, Losses, damages, costs and expenses of any kind or nature, whether known or unknown, suspected or unsuspected, matured or unmatured, asserted or unasserted, direct or derivative, accrued, absolute or contingent, that such Shareholder Releasor may have had in the past, may now have or may have in the future, in each case to the extent arising out of, relating to or in connection with this Agreement, the Initial Press Release or the transactions contemplated hereby or thereby, including the Exchange and the issuance of the Adjustment Shares (collectively, the “Company Released Claims” and, together with the Shareholder Released Claims, the “Released Claims”). Malone and each Shareholder, on behalf of itself and each other Shareholder Releasor: (i) covenants and agrees not to (and to cause each of the Shareholder Releasors not to) sue or assist, encourage or cause any other Person to sue, bring or threaten to bring, or otherwise join in, any Action against any Company Released Party with respect to any Company Released Claim, provided that nothing in this clause (i) shall prohibit any Shareholder Releasor from taking any action in response to a request, inquiry or investigation by any Governmental Authority, (ii) waives any right to recover any amounts from any Company Released Party in respect thereof, and (iii)  represents that neither such Shareholder nor the other Shareholder Releasors has assigned any Company Released Claim to any Person.

(C) Each Releasor acknowledges and agrees that it may hereafter discover facts or information different from or in addition to those that it now knows or believes to be true with respect to the Released Claims, but it nevertheless fully and finally unconditionally releases, acquits and forever discharges (i) in the case of each Company Releasor, the Shareholder Released Parties with respect to the Shareholder Released Claims and (ii) in the case of each Shareholder Releasor, the Company Released Parties with respect to the Company Released Claims, and, in each case, expressly and irrevocably waives any and all rights under any statute or common-law rule which limits the effect of a release with respect to such unknown claims, including any rights under California Civil Code Section 1542 (or any similar provision of applicable Law), which provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

(D) Notwithstanding anything to the contrary in this Agreement, nothing herein shall operate to release, and Released Claims pursuant to this Section 5.6 shall not include, any rights, remedies or Actions of: (i) any Releasor with respect to the applicable Released Party’s breach of, or failure to comply with, the contractual obligations set forth in this Agreement, (ii) any Shareholder Releasor with respect to any rights to indemnification, advancement, contribution, insurance or expense reimbursement under the organizational documents of the Company or any of its Subsidiaries (including the Company Articles of Incorporation and the Company Bylaws), any insurance policy, indemnification agreement (including the Malone Indemnification Agreement), Contract or otherwise, (iii) any Shareholder Releasor with respect to wages, compensation, bonuses, equity awards, expense reimbursement, severance, pension or other payments or benefits that have accrued in respect of any employment (or other contractor relationship) with the Company or any of its Subsidiaries, (iv) any Releasor to communicate directly with, cooperate with, or provide information to, any federal, state or local government regulator, (v) any Releasor that arise out of, are related to, or in connection with any transaction between any Released Party, on the one hand, and any Malone Commercial Affiliate, on the other hand, (vi) any Releasor that cannot be released as a matter of Law and (vii) any Releasor for (x) actual and intentional fraud in the making of the representations and warranties set forth in Article III or Article IV, as applicable or (y) material breach of any express provision of this Agreement or willful misconduct or gross negligence, in each case, by any Released Party in failing to perform its contractual obligations hereunder.

(E) The provisions of this Section 5.6 are for the benefit of, and will be directly enforceable by, each of the Released Parties, each of whom is an express third-party beneficiary of this Section 5.6. Unless required by applicable Law, this Section 5.6 may not be amended, altered, or repealed in such a manner as to adversely affect any of the rights of any Released Party under this Section 5.6 without the prior written consent of the affected Released Party. Any amendment, alteration or repeal of this Section 5.6 that adversely affects any right of any Released Party shall, except as required by applicable Law, be prospective only and shall not limit or eliminate any such right prior to such amendment, alteration or repeal.

Section 5.7 Financial Advisor Opinion. The Company shall cause the Special Committee to deliver, or cause to be delivered, to the Initial Shareholders’ Representative a true, correct and complete copy of the written Financial Advisor Opinion which has not been modified, withdrawn or revoked, for informational purposes only, promptly after receipt thereof by the Special Committee.

Section 5.8 Further Assurances.

(A) Each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all acts and things, and execute and deliver all such further documents and instruments, as may be necessary, proper, advisable or otherwise required to carry out the provisions of this Agreement and to consummate and make effective the transactions contemplated by this Agreement.

(B) Each of the parties hereto agrees to cooperate and use its reasonable best efforts to contest and resist any administrative or judicial action, and to have vacated, lifted, reversed or overturned any Governmental Order (whether temporary, preliminary or permanent), that restricts, prevents or prohibits the consummation of any of the transactions contemplated by this Agreement.

Section 5.9 Removal of Restrictive Legends. The Company shall, upon the written request of any Shareholder or the Shareholders’ Representative and within one (1) Business Day following the Company’s or its transfer agent’s, as applicable, receipt of customary representation letters and certifications as may be required for such legend removal, take all actions reasonably necessary to cause the removal of any restrictive legend from any Received Shares (and any shares issued in respect thereof) at any time following the earliest of the time (A) such Received Shares are registered for resale pursuant to an effective registration statement under the Securities Act, (B) any sale of such Received Shares pursuant to Rule 144 of the Securities Act (“Rule 144”) has occurred, (C) such Received Shares are eligible for resale under Rule 144 without volume or manner of sale requirements, and (D) such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the U.S. Securities and Exchange Commission), in each case subject to the Shareholder providing the Company and the applicable transfer agent, if reasonably required, with customary representation letters and certifications as may be required for such legend removal. In furtherance of the foregoing, if the conditions for removal of a restrictive legend set forth in the immediately preceding sentence have been satisfied, the Company shall, at its sole cost and expense, (i) deliver, or cause its counsel to deliver, to the Company’s transfer agent a customary opinion of counsel (in form and substance reasonably satisfactory to the Company and the transfer agent) and such other customary documentation (including any instruction letter from the Company or its counsel and any officer's certificate) as the transfer agent may reasonably require to effect the removal of the restrictive legend, and (ii) instruct the transfer agent to remove the restrictive legend from, and to re-issue, the applicable Received Shares in uncertificated book-entry form free of any such legend.

ARTICLE VI
CLOSING DELIVERABLES

Section 6.1 Company Closing Deliverables. At or prior to the Closing, the Company shall deliver, or cause to be delivered, to the Shareholders’ Representative each of the following:

(A) Authorized Officer’s Certificate. A certificate of the Company, signed by a duly authorized officer of the Company and dated as of the Closing Date, certifying true, correct and complete copies of the resolutions of the Special Committee described in Section 3.4, which remain in full force and effect; and

(B) Issuance of Received Shares. Evidence reasonably satisfactory to the Shareholders’ Representative of the issuance and delivery to each Shareholder, in book-entry form, of such Shareholder’s Received Shares.

Section 6.2 Shareholders’ Closing Deliverables. At or prior to the Closing, each Shareholder shall deliver, or cause to be delivered, to the Company a valid, complete and duly executed Internal Revenue Service Form W-9 of each Shareholder; provided that the Company’s sole remedy in the event any Shareholder fails to deliver such Internal Revenue Service Form W-9 shall be to make a proper withholding of Tax to the extent required by the Code.

Section 6.3 Cancellation of Exchanged Shares. At or prior to the Closing, the Company shall have received from the Company’s transfer agent evidence reasonably satisfactory to the Company that the Existing High-Vote Shares have been cancelled and retired.

ARTICLE VII
EXISTING AGREEMENTS

Section 7.1 Existing Agreements.

(A) Effective immediately following the issuance of the Adjustment Shares at the Closing, subject to Section 7.1(B), without any action on the part of the Company, the Shareholders or any other Person, the Existing Exchange Agreement is hereby terminated in its entirety by mutual written consent of the parties thereto pursuant to Section 13(b)(i) thereof (such termination having been approved by the Special Committee), and shall forthwith become null and void and of no further force or effect, and the rights, obligations and liabilities of the parties thereto shall terminate, without any liability of any Person, except for the Surviving Provisions.

(B) Notwithstanding anything to the contrary in this Agreement or the Existing Exchange Agreement, the following provisions of the Existing Exchange Agreement shall survive the termination of the Existing Exchange Agreement and shall continue in full force and effect in accordance with their terms (collectively, the “Surviving Provisions”): (i) Section 9 (Tax Matters), (ii) Section 13(c)(ii), and (iii) Section 1 and Sections 14 through 19, solely to the extent necessary to interpret and enforce the foregoing.

(C) Effective immediately following the consummation of (i) the Exchange, (ii) the issuance of the Adjustment Shares and (iii) the termination of the Existing Exchange Agreement pursuant to Section 7.1(A), Malone shall cease to hold the title of Chairman Emeritus of the Company and Malone hereby agrees that the first sentence of Section 2 of the Malone Employment Agreement is amended and restated in its entirety to read as follows: “Executive agrees to serve the Company as Senior Advisor.” Except as expressly amended by this Section 7.1(C), the Malone Employment Agreement shall remain in full force and effect in accordance with its terms.

ARTICLE VIII
MISCELLANEOUS

Section 8.1 Counterparts. This Agreement may be executed in any number of counterparts (including by facsimile, portable document format (.pdf) or other electronic transmission), each of which shall be deemed an original, and all of which together shall constitute one and the same Agreement.

Section 8.2 Entire Agreement. This Agreement (including the Schedules hereto and the Surviving Provisions referenced herein) constitutes the entire agreement among the parties and supersedes any prior agreements, understandings, arrangements or representations, by or among the parties, written and oral, with respect to the subject matter hereof; provided that, except to the extent expressly amended, supplemented or modified by this Agreement, nothing in this Agreement shall supersede, amend, limit or otherwise modify the Malone Employment Agreement or the Malone Indemnification Agreement, each of which shall remain in full force and effect in accordance with its respective terms (as so supplemented or modified). The rights of Malone, Malone’s spouse and eligible dependents and other Indemnified Parties hereunder shall be in addition to, and not in substitution for, any rights under the Malone Employment Agreement and the Malone Indemnification Agreement.

Section 8.3 Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced as a result of any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby are consummated as originally intended to the greatest extent possible.

Section 8.4 Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended or shall be construed to create any third-party beneficiaries, except that (A) the Special Committee shall be an express third-party beneficiary of this Agreement in respect of all rights and powers afforded to the Special Committee hereunder, (B) Malone’s spouse and eligible dependents shall be express third-party beneficiaries of Section 5.1, (C) the Indemnified Parties shall be express third-party beneficiaries of Section 5.5, (D) the Released Parties shall be express third-party beneficiaries of Section 5.6, (E) the Non-Recourse Parties shall be express third-party beneficiaries of Section 8.14, and (F) each of the Persons listed in the foregoing clauses (A) through (E) shall be express third-party beneficiaries of Section 8.7.

Section 8.5 Governing Law; Submission to Jurisdiction; WAIVER OF JURY TRIAL. This Agreement shall be governed by and construed in accordance with the Laws of the State of Nevada, without giving effect to any choice or conflict of Law provision or rule (whether of the State of Nevada or any other jurisdiction) that would cause or permit the application of Laws of any jurisdiction other than those of the State of Nevada. Each of the parties hereto (A) irrevocably and unconditionally submits to the exclusive personal jurisdiction of the Eighth Judicial District Court in and for Clark County, Nevada (or, solely if such court lacks subject matter jurisdiction, any other state or federal court located in the State of Nevada) (and, in each case, any appellate courts thereof) in any action or proceeding arising out of or relating to this Agreement, (B) agrees that all claims in respect of such action or proceeding may be heard and determined in any such court, (C) irrevocably and unconditionally agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (D) agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each party agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the parties hereto irrevocably and unconditionally waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party with respect thereto. Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 8.8. Nothing in this Section 8.5, however, shall affect the right of any party to serve legal process in any other manner permitted by Law. EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF. EACH PARTY (A) MAKES THIS WAIVER VOLUNTARILY AND (B) ACKNOWLEDGES THAT SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 8.5.

Section 8.6 Specific Performance. The parties hereto acknowledge and agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or was otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of terms and provisions of this Agreement, without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at Law or in equity. The parties further agree not to assert that a remedy of specific performance is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.

Section 8.7 Amendment. Subject to the rights of certain third-party beneficiaries set forth in Section 5.1(D), Section 5.5(K), Section 5.6(E) and Section 8.14, this Agreement may not be altered, amended or supplemented, except by an agreement in writing signed by the Company and the Shareholders’ Representative (for and on behalf of Malone and the Shareholders), or as provided in Section 8.11(B); provided, that the Company shall not agree to amend this Agreement unless and until such amendment is approved by the Special Committee or a majority of the directors of the Company who are independent of and disinterested from, in all material respects, the Shareholders. Without limiting the foregoing, no amendment that adversely affects any Shareholder in a manner that is materially and adversely disproportionate to the other Shareholders shall be effective without such Shareholder’s written consent.

Section 8.8 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing, and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by email (provided that no “bounce-back” or similar message of non-delivery is received), by courier service or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 8.8):

If to the Company:

Liberty Media Corporation
12300 Liberty Blvd.
Englewood, CO
Attn: Chief Legal Officer
Email: [Separately Provided]

with a copy to (which shall not constitute notice):

Cravath, Swaine & Moore LLP
Two Manhattan West
375 9th Avenue
New York, NY 10001
Attn:	Faiza Saeed
Daniel Cerqueira
Alexander Greenberg

Email:	fsaeed@cravath.com
dcerqueira@cravath.com agreenberg@cravath.com

If to any Shareholder or the Shareholders’ Representative, to the Initial Shareholders’ Representative as set forth on Schedule A-3 with a copy to (which shall not constitute notice):

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, NY 10019
Attn:	Robert B. Schumer
Matthew W. Abbott
Michael E. Vogel

Email:	rschumer@paulweiss.com
mabbott@paulweiss.com
mvogel@paulweiss.com

Section 8.9 Assignment. Neither this Agreement, nor any of the rights, interests or obligations hereunder, shall be assigned by (i) the Company (whether by operation of Law or otherwise) without the prior written consent of the Shareholders’ Representative or (ii) Malone or any Shareholder (whether by operation of Law or otherwise) without the prior written consent of the Company; provided, that a merger, consolidation or other similar transaction or business combination involving the Company shall be permissible without the consent of the Shareholders’ Representative or any Shareholder (for the avoidance of doubt, other than in their capacity as holders of Company Common Stock). This Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns. Any assignment or purported assignment in violation of this provision shall be void and of no effect ab initio. Notwithstanding anything herein to the contrary, (A) Malone and each other Shareholder may, upon written notice thereof to the Company, assign or transfer any right, interest or obligation hereunder to any Malone Family-Related Person, without the consent of the Company, provided that the transferee executes a joinder to this Agreement (in form and substance reasonably acceptable to the Company) agreeing to be bound as a “Shareholder” and a “party” by the applicable provisions of this Agreement, provided further that no such assignment shall relieve the assigning party of any of its obligations hereunder, and (B) the Company shall cause any successor to the Company (whether by merger, consolidation, conversion, sale of all or substantially all of its assets or otherwise) to expressly assume the obligations of the Company hereunder.

Section 8.10 Fees and Expenses. Except as expressly set forth herein (including Section 5.4 and Section 5.5), all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be the responsibility of, and shall be paid by, the party incurring such fees or expenses.

Section 8.11 Shareholders’ Representative.

(A) By execution of this Agreement, the Shareholders hereby irrevocably and exclusively appoint the Initial Shareholders’ Representative as the Shareholders’ Representative. For so long as the Shareholders are entitled to exercise any rights or are subject to any obligations under this Agreement, the Shareholders hereby agree that the Shareholders’ Representative is irrevocably and exclusively authorized and empowered, with full power of substitution, to take all actions and make all decisions and determinations on behalf of the Shareholders in respect of this Agreement and the transactions contemplated hereby, including the Exchange and the issuance of the Adjustment Shares, including the authorization to take all actions on behalf of the Shareholders in connection with any Actions, initiate, prosecute, defend and/or settle any Action and take all actions and sign all documents necessary, convenient or advisable to accomplish any of the foregoing. Unless otherwise provided in this Agreement, no Shareholder shall be permitted to take any such actions without the prior written approval of the Shareholders’ Representative (for so long as there is a Shareholders’ Representative). This authority shall be deemed coupled with an interest and shall survive the death, incapacity, disability, termination, liquidation, dissolution or any other event affecting any Shareholder.

(B) In addition to the foregoing, the rights of the Shareholders’ Representative under this Agreement are not otherwise transferable; provided that (i) in the event of the death, incapacity or resignation of the Initial Shareholders’ Representative as the Shareholders’ Representative, the Backup Shareholders’ Representative shall be automatically designated as the Shareholders’ Representative, (ii) in the event of the death, incapacity or resignation of the Backup Shareholders’ Representative or any other Person acting as the Shareholders’ Representative, the Shareholders holding a majority of the number of issued and outstanding shares of Company Common Stock then held by the Shareholders shall select a new representative to replace the Shareholders’ Representative (which new representative shall be a member of, or affiliated with, the Malone Family-Related Persons) and (iii) the Shareholders holding a majority of the number of issued and outstanding shares of Company Common Stock then held by the Shareholders shall at any time be entitled to remove and, in such case, replace the Shareholders’ Representative (which new representative shall be a member of, or affiliated with, the Malone Family-Related Persons). Notwithstanding anything to the contrary herein, the method of designation of the Shareholders’ Representative as set forth in this Section 8.11(B) may be amended by Shareholders holding a majority of the number of issued and outstanding shares of Company Common Stock then held by the Shareholders upon written notice of such amendment to the Company.

(C) By executing this Agreement, each Shareholder agrees that the Company shall be entitled to rely on any action taken by the Shareholders’ Representative on behalf of the Shareholders, and that each such action shall be binding on each Shareholder as fully as if such Shareholder had taken such action. Each Shareholder ratifies and confirms every action taken in such Shareholder’s name by the Shareholders’ Representative under this Agreement.

Section 8.12 Waiver. Any agreement on the part of a party to any extension or waiver of any term of this Agreement shall be valid only if set forth in an instrument in writing signed on behalf of such party which specifically sets forth the terms of such extension or waiver. No failure or delay on the part of any party in exercising any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude any other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available. The Company shall not waive any right or condition to its obligations under this Agreement unless and until such waiver is approved by the Special Committee or a majority of the directors of the Company who are independent of and disinterested from, in all material respects, the Shareholders.

Section 8.13 Several Liability; Trustee Capacity. The obligations of Malone and each Shareholder hereunder are several and not joint, and neither Malone nor any Shareholder shall be liable for any breach by (a) in the case of Malone, any Shareholder, and (b) in the case of any Shareholder, Malone or any other Shareholder. Any trustee executing this Agreement on behalf of a trust does so solely in his, her or its capacity as trustee and not individually, and recourse against any such trustee in such capacity shall be limited to the assets of such trust.

Section 8.14 No Recourse. All claims, obligations, liabilities or causes of action (whether in contract or in tort, at Law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the preparation, negotiation, execution, performance or consummation of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and such representations and warranties are those solely of) the parties hereto, respectively (and then only with respect to the specific obligations of such parties and subject to the terms, conditions and limitations set forth herein or therein). No Person who is not a party (each, a “Non-Recourse Party”), including any Malone Family-Related Person who is not and does not become a party (other than any Malone Family-Related Person that becomes a “party” hereunder pursuant to Section 8.9), shall have any liability (whether in contract or in tort, at Law or in equity, or granted by statute or otherwise, or based upon any theory that seeks to impose liability of an entity party against its owners or Affiliates) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its preparation, negotiation, execution, performance, consummation or breach, and, to the maximum extent permitted by Law, each party hereby waives and releases all such liabilities, claims, causes of action, and obligations against any such Non-Recourse Party. Without limiting the foregoing, to the maximum extent permitted by Law, each party hereby waives and releases any and all rights, claims, demands, or causes of action hereunder that may otherwise be available at Law or in equity, or granted by statute, to avoid or disregard the entity form of a party or otherwise impose liability of a party on any Non-Recourse Party, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise. In no event shall any of the parties or any of their respective Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover monetary damages from, any of the Non-Recourse Parties. Notwithstanding anything to the contrary herein, no provision of this Agreement shall bind or impose liability, or confer any right or benefit, on any Malone Commercial Affiliate, and nothing in this Agreement shall limit or otherwise affect any rights or obligations of any party or Malone Commercial Affiliate under any Contract between such party and such Malone Commercial Affiliate. The provisions of this Section 8.14 are for the benefit of, and will be directly enforceable by, each Non-Recourse Party and each such Person’s heirs, representatives, successors or assigns, each of whom is an express third-party beneficiary of this Section 8.14. Unless required by applicable Law, this Section 8.14 may not be amended, altered, or repealed in such a manner as to adversely affect any of the rights of any Non-Recourse Party under this Section 8.14 without the prior written consent of the affected Non-Recourse Party. Any amendment, alteration or repeal of this Section 8.14 that adversely affects any right of any Non-Recourse Party shall, except as required by applicable Law, be prospective only and shall not limit or eliminate any such right prior to such amendment, alteration or repeal.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date hereof.

COMPANY:

LIBERTY MEDIA CORPORATION

By:	/s/ Philip J. Boeckman
Name:	Philip J. Boeckman
Title:	Chief Legal Officer

[Signature Page to Exchange Agreement]

JOHN C. MALONE, individually

By:	/s/ John C. Malone
Name:	John C. Malone

[Signature Page to Exchange Agreement]

SHAREHOLDERS:

JOHN C. MALONE 1995 REVOCABLE TRUST

By:	/s/ John C. Malone
Name:	John C. Malone
Title:	Trustee

JCM RACING, LLC

By:	/s/ John C. Malone
Name:	John C. Malone
Title:	Manager

LESLIE A. MALONE 1995 REVOCABLE TRUST

By:	/s/ John C. Malone
Name:	John C. Malone
Title:	Trustee

TRACY M. AMONETTE TRUST A

By:	/s/ Steven D. Miller
Name:	Steven D. Miller
Title:	Trustee

EVAN D. MALONE TRUST A

By:	/s/ Steven D. Miller
Name:	Steven D. Miller
Title:	Trustee

By:	/s/ Evan D. Malone
Name:	Evan D. Malone
Title:	Trustee

[Signature Page to Exchange Agreement]

SHAREHOLDERS’ REPRESENTATIVE:

John C. Malone, solely in such Person’s capacity as the Shareholders’ Representative pursuant to Section 8.11

By:	/s/ John C. Malone
Name:	John C. Malone

[Signature Page to Exchange Agreement]

Schedule B

“Specified Benefits”

As used in the Agreement, “Specified Benefits” shall mean:

1.	The benefits, including personal use of the aircraft, provided in Sections 7(b) and 7(c) of the Malone Employment Agreement.

2.	Health benefits (including, for the avoidance of doubt, for Malone’s spouse and his eligible dependents) substantially equivalent to, and no less favorable to Malone (and his spouse and his eligible dependents) than, those provided as of the date of the Agreement.

3.	Secretarial and administrative support substantially equivalent to, and no less favorable to Malone (and his spouse and his eligible dependents) than, that provided as of the date of the Agreement (including a dedicated executive assistant, scheduling, correspondence, travel and expense administration, meeting coordination, and document and office management).